Exhibit n.2

Consent of Independent Registered Certified Public Accountants

We consent to the use of our report dated February 19, 2003 with respect to the December 31, 2002 consolidated statements of operations, cash flows and changes in net assets including the 2000, 2001 and 2002 selected per share data and ratios in Amendment No. 1 to the Registration Statement (Form N-2 No. 333-129260) and related prospectus of UTEK Corporation for the registration of 6,330,960 shares of its common stock.

/s/Ernst & Young LLP

Tampa, Florida

January 6, 2006